Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 21, 2009	web: www.buckle.com

Contact:	Karen B. Rhoads, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS 43.5% INCREASE IN FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 2, 2009 increased 43.5 percent on a 24.6 percent net sales increase.

Net sales for the thirteen-week fiscal quarter ended May 2, 2009 increased 24.6 percent to $199.7 million from net sales of $160.3 million for the prior year thirteen-week fiscal quarter ended May 3, 2008.  Comparable store net sales for the thirteen-week period ended May 2, 2009 increased 17.7 percent from comparable store net sales for the prior year thirteen-week period ended May 3, 2008.  Online sales (which are not included in comparable store sales) increased 75.7 percent to $11.7 million for the thirteen week period ended May 2, 2009, compared to the thirteen week period ended May 3, 2008.

Net income for the first quarter of fiscal 2009 increased 43.5 percent to $26.9 million, or $0.59 per share ($0.58 per share on a diluted basis), compared with $18.7 million, or $0.42 per share ($0.40 per share on a diluted basis), for the first quarter of fiscal 2008.

Earnings per share and the weighted average shares outstanding for the prior year first quarter have been adjusted to reflect the impact of the Company’s 3-for-2 stock split paid in the form of a stock dividend on October 30, 2008.

Management will hold a conference call at 11:30 a.m. EDT today to discuss first quarter results.  To participate in the call, please call (800) 288-8967 and reference the conference code 100727.  A replay of the call will be available for a two-week period beginning May 21, 2009 at 1:30 p.m. EDT by calling (800) 475-6701 and entering the conference code 100727.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women.  Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE.  Headquartered in Kearney, Nebraska, Buckle currently operates 393 retail stores in 40 states.  As of the end of the first quarter, it operated 392 stores in 40 states compared with 374 stores in 39 states at the end of the first quarter of fiscal 2008.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.  The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.

Financial Tables to Follow

THE BUCKLE, INC.

STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 2, 2009	May 3, 2008

SALES, Net of returns and allowances	$199,697	$160,300

COST OF SALES (Including buying, distribution, and occupancy costs)	112,994	94,678

Gross profit	86,703	65,622

OPERATING EXPENSES:
Selling	37,597	31,559
General and administrative	7,378	6,695
	44,975	38,254

INCOME FROM OPERATIONS	41,728	27,368

OTHER INCOME, Net	910	2,320

INCOME BEFORE INCOME TAXES	42,638	29,688

PROVISION FOR INCOME TAXES	15,776	10,971

NET INCOME	$26,862	$18,717

EARNINGS PER SHARE:
Basic	$0.59	$0.42

Diluted	$0.58	$0.40

Basic weighted average shares	45,529	44,806
Diluted weighted average shares	46,521	46,250

THE BUCKLE, INC.

BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

	May 2,	January 31,	May 3,
ASSETS	2009	2009 (1)	2008

CURRENT ASSETS:
Cash and cash equivalents	$174,602	$162,463	$141,174
Short-term investments	17,904	19,150	38,954
Accounts receivable, net of allowance of $28, $46, and $40, respectively	3,786	3,734	3,991
Inventory	82,792	83,963	73,976
Prepaid expenses and other assets	18,388	17,655	14,937
Total current assets	297,472	286,965	273,032

PROPERTY AND EQUIPMENT:	277,691	264,154	246,263
Less accumulated depreciation and amortization	(150,707)	(147,460)	(141,929)
	126,984	116,694	104,334

LONG-TERM INVESTMENTS	56,767	56,213	78,861
OTHER ASSETS	5,723	5,468	5,905

	$486,946	$465,340	$462,132

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$39,209	$22,472	$27,299
Accrued employee compensation	16,676	40,460	13,415
Accrued store operating expenses	7,858	7,701	6,019
Gift certificates redeemable	7,606	10,144	6,430
Income taxes payable	18,812	8,649	5,286
Total current liabilities	90,161	89,426	58,449

DEFERRED COMPENSATION	5,348	4,090	4,996
DEFERRED RENT LIABILITY	35,310	34,602	32,750
Total liabilities	130,819	128,118	96,195

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 46,108,655 shares at May 2, 2009, 45,906,265 shares at January 31, 2009, and 30,622,601 shares at May 3, 2008	461	459	306
Additional paid-in capital	70,175	68,894	64,168
Retained earnings	286,429	268,789	302,151
Accumulated other comprehensive loss	(938)	(920)	(688)
Total stockholders’ equity	356,127	337,222	365,937

	$486,946	$465,340	$462,132

(1) Derived from audited financial statements.